Subject to Completion Preliminary Term Sheet Dated September 2, 2021
Filed Pursuant to Rule 433
Registration Statement No. 333-228614
(To Prospectus dated December 26, 2018,
Prospectus Supplement dated November 19, 2020
and Product Prospectus Supplement EQUITY LIRN-1
dated  February 21, 2020)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2021 September , 2021 September , 2023
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index
■  Maturity of approximately two years
■  1-to-1 upside exposure to increases in the Index, subject to a capped return of 10.00%
■  A positive return equal to the absolute value of the percentage decline in the level of the Index only if the Index does not decline by more than [7.00% to 13.00%] (e.g., if the negative return of the Index is -5.00%, you will receive a positive return of +5.00%)
■  1-to-1 downside exposure to decreases in the Index beyond a [7.00% to 13.00%] decline, with up to [93.00% to 87.00%] of your principal at risk
■  All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia
■  No periodic interest payments
■  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
■   Limited secondary market liquidity, with no exchange listing
■  The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product prospectus supplement EQUITY LIRN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.27 and $9.70 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to BNS	$9.80	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
September   , 2021

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Summary
The Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index, due September  , 2023 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you a 1-to-1 return, subject to a cap, if the Ending Value of the Market Measure, which is the S&P 500® Index (the “Index”), is greater than the Starting Value.  If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the Index from the Starting Value to the Ending Value (e.g., if the negative return of the Index is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Threshold Value and the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes		Redemption Amount Determination
Issuer:	The Bank of Nova Scotia (“BNS”)
Notwithstanding anything to the contrary in the accompanying product prospectus supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:
The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product prospectus supplement EQUITY LIRN-1.

Threshold Value:	[93.00% to 87.00%] of the Starting Value, rounded to two decimal places. The actual Threshold Value will be determined on the pricing date.
Participation Rate:	100%
Capped Value:	$11.00 per unit, which represents a return of 10.00% over the principal amount.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).

Capped Notes with Absolute Return Buffer	TS-2

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

The terms and risks of the notes are contained in this term sheet and in the following:
■	Product prospectus supplement EQUITY LIRN-1 dated February 21, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120000697/bn54730277-424b2.htm
■	Prospectus supplement dated November 19, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
■	Prospectus dated December 26, 2018: https://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. When you read the accompanying product prospectus supplement, please note that all references in such supplement to the prospectus supplement dated December 26, 2018 or to any sections therein should refer instead to the accompanying prospectus supplement dated November 19, 2020 or to the corresponding sections of such prospectus supplement, as applicable, unless the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product prospectus supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product prospectus supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■   You anticipate that the Index will either increase moderately from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is equal to or above the Threshold Value.
■   You are willing to risk a substantial loss of principal if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.
■  You accept that the return on the notes will be capped.
■  You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
■  You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
■  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
■  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■  You believe that the Index will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■  You seek 100% principal repayment or preservation of capital.
■  You seek an uncapped return on your investment.
■  You seek interest payments or other current income on your investment.
■  You want to receive dividends or other distributions paid on the stocks included in the Index.
■  You seek an investment for which there will be a liquid secondary market.
■  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Capped Notes with Absolute Return Buffer	TS-3

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below is based on hypothetical numbers and values.

Capped Notes with Absolute Return Buffer
This graph reflects the returns on the notes, based on the Participation Rate of 100%, the Capped Value of $11.00 and a hypothetical Threshold Value of 90.00% of the Starting Value (the midpoint of the Threshold Value range of [93.00% to 87.00%] of the Starting Value). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 90.00, the Participation Rate of 100%, the Capped Value of $11.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
70.00	-30.00%	$8.00	-20.00%
80.00	-20.00%	$9.00	-10.00%
89.00	-11.00%	$9.90	-1.00%
90.00(1)	-10.00%	$11.00	10.00%
94.00	-6.00%	$10.60	6.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.20	2.00%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00(3)	10.00%
120.00	20.00%	$11.00	10.00%
130.00	30.00%	$11.00	10.00%
140.00	40.00%	$11.00	10.00%
150.00	50.00%	$11.00	10.00%
(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only and does not represent a likely actual Starting Value for the Market Measure.
(3)	Any positive return based on appreciation of the Index cannot exceed the return represented by the Capped Value.
Capped Notes with Absolute Return Buffer	TS-4

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Redemption Amount Calculation Examples
Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 70.00
Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 95.00 Redemption Amount per unit
Since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Index.

Example 3
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
= $10.50 Redemption Amount per unit

Example 4
The Ending Value is 160.00, or 160.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 160.00
= $16.00, however, because any positive return based on the appreciation of the Index cannot exceed the return represented by the Capped Value, the Redemption Amount will be $11.00 per unit

Capped Notes with Absolute Return Buffer	TS-5

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product prospectus supplement EQUITY LIRN-1, page S-2 of the prospectus supplement, and page 5 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-Related Risks
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Your potential for a positive return based on the depreciation of the Index is limited and may be less than that of a comparable investment that takes a short position directly in the Index (or the stocks included in the Index). The absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is [93.00% to 87.00%] of the Starting Value, any positive return due to the depreciation of the Index is limited to [7.00% to 13.00%] (the actual Threshold Value, and by extension, the cap on the positive return due to the depreciation of the Index, will be determined on the pricing date). Any decline in the Ending Value from the Starting Value by more than [7.00% to 13.00%] will result in a loss, rather than a positive return, on the notes. In contrast, for example, a short position in the Index (or the stocks included in the Index) would allow you to receive the full benefit of any decrease in the level of the Index (or the stocks included in the Index).

■
Your investment return based on any increase in the level of the Index is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

Market Measure-Related Risks
■	The Index sponsor may adjust the Index in a way that may adversely affect its level and your interests, and the Index sponsor has no obligation to consider your interests.
■
You will have no rights of a holder of the securities included in the Index, or of a holder with a short position directly in the Index (or of the securities included in the Index) and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S and BofAS) is included in the Index, none of us, MLPF&S, BofAS or our respective affiliates control any company included in the Index, and have not verified any disclosure made by any other company.

Valuation- and Market-Related Risks
■
Our initial estimated value of the notes will be lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes will exceed our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-15.

■
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Index, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

■
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the

Capped Notes with Absolute Return Buffer	TS-6

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.
■
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
■
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
■	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
■
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 62 of the prospectus dated December 26, 2018, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-41 of product prospectus supplement EQUITY LIRN-1.

Additional Risk Factors
Additional Risk Factors Related to General Credit Considerations
The COVID-19 virus may have an adverse impact on BNS.
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result, the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
Capped Notes with Absolute Return Buffer	TS-7

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index”   beginning on page PS-29 of product prospectus supplement EQUITY LIRN-1.  None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
General
The Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The Index is designed to provide a performance benchmark for the U.S. equity markets. The Index is calculated based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The Index sponsor chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.
As of June 30, 2021, the 500 companies included in the Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (27.4%); Health Care (13.0%); Consumer Discretionary (12.3%); Financials (11.3%); Communication Services (11.1%); Industrials (8.5%); Consumer Staples (5.9%); Energy (2.9%); Materials (2.6%); Real Estate (2.6%) and Utilities (2.5%).  (Sector designations are determined by the Index sponsor using criteria it has selected or developed. Different index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
Calculation of the Index
The Index is calculated using a base-weighted aggregate methodology. The Index is a price return index. The value of the Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the Index multiplied by the float-adjusted number of shares of such stock included in the Index, and the denominator of which is the divisor, which is described more fully below.
The Index is also sometimes called a “base-weighted index” because of its use of a divisor. The “divisor” is a value calculated by the Index sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date.” The level of the Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43. The Index sponsor set the base value of the Index on the base date at 10.
Maintenance of the Index
In order to keep the Index comparable over time, the Index sponsor engages in an index maintenance process. The Index maintenance process involves changing the constituents, adjusting the number of shares used to calculate the Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.
Divisor Adjustments
The two types of adjustments primarily used by the Index sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, the Index sponsor derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the Index’s post-event value to the pre-event level.
Capped Notes with Absolute Return Buffer	TS-8

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Constituent Changes
Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the Index that are employed by the Index sponsor include an unadjusted market capitalization of $13.1 billion or more (as of June 30, 2021), adequate liquidity, reasonable price, U.S. domicile, listing on a major exchange, public float of 50% or more, industry sector, financial viability and, for IPOs, a seasoning period of six to twelve months. Stocks are deleted from the Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in the Index sponsor’s discretion. The Index sponsor evaluates additions and deletions with a view to maintaining Index continuity.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented as soon as reasonably possible, regardless of the size of the change to the number of shares. At the Index sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below.
Changes that result from other corporate actions will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%. For smaller changes, on the third Friday of the last month in each calendar quarter, the Index sponsor updates the share totals of companies in the Index as required by any changes in the float-adjusted number of shares outstanding. The Index sponsor implements a share freeze the week leading up to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by the Index sponsor on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.
In addition, the Index is float-adjusted, meaning that the share counts used in calculating the Index reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, the Index sponsor defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:
●	holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;
●	holdings by government entities, including all levels of government within the United States or foreign countries, except for pension and retirement funds; and
●
holdings by current or former officers and directors of the company, funders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

In the case that any of these control groups hold 5% or more of a company’s stock, the shares of all three groups will be excluded from the float-adjusted share count to be used in Index calculations.
For each stock an Investable Weight Factor (“IWF”) is calculated:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above (subject to the 5% threshold).
Adjustments for Corporate Actions
There are a large range of corporate actions that may affect companies included in the Index. Certain corporate actions require the Index sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the Index from changing as a result of the corporate action. This helps ensure that the movement of the Index does not reflect the corporate actions of individual companies in the Index. Several types of corporate actions, and their related adjustments, are listed in the table below.
Capped Notes with Absolute Return Buffer	TS-9

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting

Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization

Spin-off if spun-off company is not being added to the Index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)

Spin-off if spun-off company is being added to the Index and no company is being removed	No	No
Spin-off if spun-off company is being added to the Index and another company is being removed	No.	Yes – divisor adjustment reflects deletion
Special dividends	No.	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value

Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Capped Notes with Absolute Return Buffer	TS-10

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Company added to or deleted from the Index	No.	Yes – divisor is adjusted by the net change in market value

Rights offering	No.	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)
Disruptions due to Exchange Closure
When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index sponsor will calculate the closing level of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Index. If an exchange fails to open due to unforeseen circumstances, the Index will use the prior day’s closing prices. If all exchanges fail to open, the Index sponsor may determine not to publish the Index for that day.

Capped Notes with Absolute Return Buffer	TS-11

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

The following graph shows the daily historical performance of the Index in the period from January 1, 2011 through August 26, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 26, 2021, the closing level of the Index was 4,470.00.
Historical Performance of the Index

4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, BofAS or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.
Capped Notes with Absolute Return Buffer	TS-12

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Capped Notes with Absolute Return Buffer	TS-13

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
Capped Notes with Absolute Return Buffer	TS-14

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-23 of product prospectus supplement EQUITY LIRN-1.

Capped Notes with Absolute Return Buffer	TS-15

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 61 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in product prospectus supplement EQUITY LIRN-1.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-42 of product prospectus supplement EQUITY LIRN-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Index. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
There may also be a risk that the Internal Revenue Service (the “IRS”) could assert that the notes should not give rise to long-term capital gain or loss because the notes offer, at least in part, short exposure to the reference asset. You should consult your tax advisor regarding this risk.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Capped Notes with Absolute Return Buffer	TS-16

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any security included in the Index would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the
IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on the nature of the Index and our determination that the notes are not “delta-one” with respect to the Index or any U.S. security included in the Index, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made after the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Capped Notes with Absolute Return Buffer	TS-17

Capped Notes with Absolute Return Buffer Linked to the S&P 500® Index due September , 2023

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, any U.S. security included in the Index or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Index or any U.S. security included in the Index or the notes.  If you  enter, or have entered, into other transactions in respect of the Index or any U.S. security included in the index or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).
Where You Can Find More Information
We have filed a registration statement (including a product prospectus supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Capped Notes with Absolute Return Buffer	TS-18